Exhibit 99.1

For Immediate Release

Pasithea Therapeutics Acquires Alpha-5 Integrin, LLC

- Alpha-5 is a potentially first-in-class monoclonal antibody for the treatment of amyotrophic lateral sclerosis (ALS) and other neurological diseases -

- Expands pipeline across Pasithea’s core therapeutic areas to drive enhanced growth -

- Closing consideration of 3.26 million shares of Pasithea common stock -

- Pasithea to hold a webcast on June 22 at 9 a.m. ET to discuss the transaction -

Miami Beach, FL / June 22, 2022 -- Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today announced its acquisition of Alpha-5 integrin, LLC (“Alpha-5”), a privately-held preclinical-stage company developing a monoclonal antibody (mAbs) for the treatment of amyotrophic lateral sclerosis (“ALS”) and other neuroinflammatory disorders, such as Multiple Sclerosis (“MS”).

Alpha-5’s lead therapeutic candidate has a novel mechanism of action with the potential to improve clinical outcomes in patients with ALS, and is supported by post-mortem studies and with reproducible significant improvement in behavior and survival in the SOD1 mice model. The acquisition includes Alpha-5 proprietary antibodies with novel intellectual property and brings to Pasithea a group of seasoned scientists and a state-of-the-art laboratory.

The Company acquired all of the outstanding equity interests in Alpha-5 at an enterprise value for $3.75 million, payable in 3.26 million shares of Pasithea common stock, valued at $1.15 per share, an 11% premium to the closing price on June 21, plus 1 million warrants. An entity controlled by Paul B. Manning, Chairman and CEO of PBM Capital, a healthcare-focused investment firm, is Alpha-5’s majority owner and, following the transaction, will own approximately 10% of Pasithea common stock. Cassel Salpeter & Co. acted as financial advisor to the Company on this transaction.

“This agreement with Pasithea represents the culmination of years of work by Alpha-5 researchers, successfully leveraging their deep scientific expertise in the integrin space. We believe Pasithea will be well-positioned to apply its capabilities to move this asset forward and make an impact on ALS disease for the benefit of patients,” said Paul B. Manning.

“Treatments for ALS are extremely limited. Only two drugs are currently approved, with minimal impact on disease, and the majority of patients progress to death within a few years of symptom onset. The Alpha-5 acquisition is transformative for Pasithea, by adding a new drug with a novel mechanism of action to our pipeline, while preserving our strong cash position. In addition to the Alpha-5 development program, we will also acquire a wet lab and scientific team to develop our existing tolerizing vaccine and complementary program. Our plan is to file an Alpha-5 investigational new drug application (IND) with an orphan drug designation by the end of 2023,” stated Dr. Tiago Reis Marques, CEO of Pasithea.

Stanford Professor Larry Steinman, Chairman of the Board and co-founder of Pasithea and a minority owner of Alpha-5 said, “My work has been instrumental for the discovery of natalizumab, an anti-alpha 4 integrin mAb. This was the first drug developed in the class of selective adhesion molecule inhibitors and a potent therapeutic for multiple sclerosis. We believe that alpha-5 integrin antibody can also be transformative in the treatment of other neurological disorders, such as ALS or MS. Post-mortem human studies and preclinical work conducted so far support this therapeutic target and we are excited to move it into clinical trials.” Professor Steinman recused himself from the vote to approve the transaction.

Transaction Details

At the closing of the transaction, the Company acquired all of Alpha-5’s issued and outstanding equity interests in exchange for 3,260,870 shares of Pasithea common stock plus warrants to acquire an additional 1,000,000 shares at an exercise price of $1.88 per share for a period of five years. The number of shares was calculated by dividing a $3.75 million enterprise value by $1.15 per share of Pasithea Common Stock, an 11% premium to the closing price on June 21. There are potential future earnouts based on net sales. There will be no post-closing adjustments for cash and working capital.

To further discuss the transaction, Pasithea´s management will host a webcast as follows:

Date: June 22, 2022

Time: 9 a.m. ET

URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=aph1RpCR

The webcast will be accessible on the Investors section of the website, www.ir.pasithea.com, and will be archived for 90 days following the event.

About Pasithea Therapeutics Corp.

Pasithea Therapeutics Corporation is a U.S. biotechnology company focused on the research and discovery of new and effective treatments for psychiatric and neurological disorders. With an experienced team of experts in the fields of neuroscience and psychopharmacology, Pasithea is developing new molecular entities for the treatment of psychiatric and neurological disorders. Pasithea is also focused on addressing the needs of patients currently suffering with mental illness by providing access to IV ketamine infusions both in clinics and in-home settings.

About Amyotrophic Lateral Sclerosis

ALS is a progressive neurodegenerative disease that affects nerve cells in the brain and spinal cord, causing loss of muscle control. It most commonly affects people between the ages of 40 and 70, with an average age of 55 at the time of diagnosis. It affects as many as 30,000 patients in the United States, with 5,000 new cases diagnosed each year. The average life expectancy after diagnosis is two to five years, but some patients may live for years or even decades. While 5-10% of cases are hereditary (familial ALS), the large majority of cases (90-95%) are not hereditary (Sporadic ALS). The cause of ALS is not completely understood and multiple complex factors may contribute to the death of motor neurons. Currently there is no known cure or treatment that halts or reverses the progression of ALS, and FDA only approved 2 medications so far for the treatment of this disorder, both shown to modestly slow the progression of ALS.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Pasithea Therapeutics Corp. Company Contact

Dr. Tiago Reis Marques

Chief Executive Officer

E: tiago@pasithea.com

Pasithea Therapeutics Corp. Investor Relations

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com